EX-99.h.7

FORM OF

ABERDEEN FUNDS

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

AGREEMENT made as of           , 2018 by and between Aberdeen Funds (the “Trust”), on behalf of the series listed on Schedule A (individually a “Fund” and collectively the “Funds”), and Aberdeen Asset Management Inc. (the “Adviser”):

W I T N E S S E T H:

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end, management investment company; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, and will serve as the investment adviser of the Funds;

NOW, THEREFORE, the parties hereto agree as follows:

                     1.       The Adviser agrees to pay, waive or absorb the ordinary operating expenses of each Fund (including any fees or expense reimbursements payable to the Adviser or any affiliate of the Adviser pursuant to this Agreement or any other agreement, but excluding interest, brokerage commissions, acquired fund fees and expenses and extraordinary expenses of a Fund) (“Operating Expenses”), which exceed the aggregate per annum rate (listed on Schedule A) of the Fund’s or class of a Fund’s average daily net assets (the “Expense Limitation”).

                     2.       The Expense Limitation will remain in effect with respect to each Fund listed on Appendix A until at least the end of the two year period following the date that the corresponding Alpine fund completed a reorganization into the Fund and is subject to annual approval by the Board unless and until the Independent Trustees of the Trust approve its modification or termination; PROVIDED, HOWEVER, that the Expense Limitation will terminate in the event that the investment advisory agreement in effect between the Trust on behalf of the Funds and the Adviser (or an affiliate of the Adviser) is terminated by the Trust  or in the event such agreement terminates due to an assignment and a new investment advisory agreement with the Adviser (or an affiliate of the Adviser) does not become effective upon such termination.

                     3.       The Trust, on behalf of the Funds, agrees to carry forward for a period not to exceed three (3) years from the date such expense is paid, waived or absorbed by the Adviser, and to reimburse the Adviser out of assets belonging to a Fund for, any Operating Expenses of such Fund in excess of the Expense Limitation that are paid or assumed by the Adviser pursuant to this Agreement. Such reimbursement will be made as promptly as possible, and to the maximum extent permissible, provided that the reimbursement does not cause a class of a Fund to exceed the lesser of the applicable Expense Limitation at the time the fees were limited or expenses are paid or the applicable Expense Limitation in effect at the time the expenses are being recouped by the Adviser.  Payment of any reimbursement is subject to quarterly approval by the Trust’s Board of Trustees.  This agreement of the Trust to reimburse the Adviser for excess expenses of a Fund paid, waived or absorbed by the Adviser shall terminate in the event the Adviser or any affiliate of the Adviser terminates any agreement now in effect between the Trust on behalf of such Fund and the Adviser (or any affiliate of the Adviser) (other than a termination resulting from an assignment).

                     4.       This Agreement shall be construed in accordance with the laws of the state of Delaware and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

                     5.       The Declaration of Trust states and notice is hereby given that this Agreement is not executed on behalf of the Trustees of the Trust as individuals, and the obligations of the Trust under this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the Funds.

                     6.       This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

ABERDEEN FUNDS
By:

Title:

ABERDEEN ASSET MANAGEMENT INC.
By:

Title:

ABERDEEN FUNDS

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

Schedule A

SERIES	CLASS	EXPENSE CAP
Aberdeen Dynamic Dividend Fund	Institutional	1.25%
	Class A	1.50%
Aberdeen Income Builder Fund	Institutional	1.18%
	Class A	1.43%
Aberdeen Realty Income & Growth Fund	Institutional	1.00%
	Class A	1.25%
Aberdeen Global Infrastructure Fund	Institutional	1.20%
	Class A	1.45%
Aberdeen Ultra Short Municipal Income Fund	Institutional	0.45%
	Class A	0.70%
Aberdeen High Yield Managed Duration Municipal Fund	Institutional	0.65%
	Class A	0.90%
Aberdeen International Real Estate Equity Fund	Institutional	1.35%
	Class A	1.60%

Last Updated and Approved by

the Board of Trustees on:

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